Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Treasurer

St. George, UT 84790

Telephone: (435) 634-3212

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: October 20, 2009

SKYWEST, INC. ANNOUNCES FUNDING ARRANGEMENT WITH UNITED AIRLINES, EXTENSION OF UNITED EXPRESS FLYING and UNITED EXPRESS FLYING FOR ATLANTIC SOUTHEAST AIRLINES

ST. GEORGE, UT, PRNewswire/ —  SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) announced today that is has reached an agreement with United Air Lines, Inc. (“United”) that provides operational funding to United, extends the current code-sharing relationship between SkyWest Airlines, Inc., (“SkyWest Airlines”) a wholly-owned subsidiary of SkyWest and creates the opportunity to develop a new relationship with Atlantic Southeast Airlines, Inc. (“ASA”), another wholly-owned subsidiary of SkyWest.

Under the terms of the various agreements executed between SkyWest Airlines and United, SkyWest Airlines extended to United a secured term loan in the original principal amount of $80 million.  The term loan bears interest at a rate of 11%, with a ten-year amortization period.  The term loan is secured by certain ground equipment and airport slot rights held by United.  SkyWest Airlines also agreed to defer certain amounts otherwise payable to SkyWest Airlines under the existing United Express Agreement.  The maximum deferral amount is $49 million and any amounts so deferred accrue a deferral fee of 8%, payable weekly.  United’s right to defer such payments is scheduled to terminate in ten years.

The agreements executed between SkyWest Airlines and United extend SkyWest Airlines’ existing rights to operate 40 regional jet aircraft under the United Express Agreement until the end of their current lease terms, which is an average of 8.4 years.

ASA will begin operating as a United Express carrier starting in the first quarter of 2010. All of the 13 regional jets are intended to be in operations by May of 2010. SkyWest anticipates that ASA will operate these aircraft under a capacity purchase agreement, for five years, and it is anticipated that they will be compensated in similar fashion to the SkyWest Airlines current agreement.

“This transaction is indicative of a productive and cooperative relationship and partnership between United and SkyWest” said Bradford R. Rich, SkyWest’s Executive Vice President and CFO. He continued, “This is an opportunity to utilize the strengths of both companies to create value for both of us”.

SkyWest will answer questions and provide more detail regarding these arrangements during its 3rd quarter conference call, which is scheduled for November 5, 2009.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 207 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,355daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships, including the anticipated negotiations regarding the development of a new United Express capacity purchase agreement with ASA; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”